Exhibit 99.1

                         TURBOSONIC TECHNOLOGIES REPORTS
                 THIRD QUARTER AND NINE MONTH OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
May 13, 2003

      TURBOSONIC TECHNOLOGIES, INC. (OTC Bulletin Board - TSTA), a leading provider of air pollution control technology, today announced the following unaudited operating results for its three and nine month fiscal periods ended March 31, 2003:

                                        Three Months Ended                Nine Months Ended
                                   03/31/03         03/31/02         03/31/03          03/31/02
                                                              US Dollars

Total Revenues                  $  1,501,940     $    694,685      $  4,932,559      $  3,361,893

Net Income (Loss)               $     10,500     $   (116,258)     $    (99,702)     $   (275,496)

Net Income (Loss) per Share     $      0.001     $    ( 0.011)     $    ( 0.009)     $    ( 0.027)

Weighted Average Number           10,507,250       10,343,831        10,507,250        10,343,831
  of Shares Outstanding

      Commenting on the Company's results, Edward Spink, TurboSonic's Chairman and CEO, said "We are pleased to report that our business continues to improve. Revenues have increased 46% with steady improvement quarter-over-quarter over last fiscal year, with consistently high levels of product inquiries. Bookings have also increased 62%, indicating that our return to profitability is on track."

      TurboSonic Technologies designs and markets proprietary air pollution control technologies to industrial customers worldwide. Its products are designed to meet and exceed the strictest emissions regulations, improve performance, reduce operating costs and recover valuable by-products. Industries served include Pulp & Paper, Metals & Mining, Cement, Waste Incineration, Power Generation, Wood Products and Petrochemicals.

      Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the reports and documents the Company files from time to time with the Securities and Exchange Commission.

          For further information, contact:

          Patrick Forde, President
          TurboSonic Technologies, Inc.
          550 Parkside Drive, Waterloo, Ontario, Canada N2L 5V4
          Phone: (519) 885-5513 Fax: (519) 885-6992
          www.turbosonic.com        email: info@turbosonic.com